Exhibit 99.1

PAULA FINANCIAL REPORTS NET INCOME FOR FISCAL 2003 AND ANNOUNCES NEW PRESIDENT OF AGENCY OPERATIONS

PASADENA, California, March 30, 2004 – PAULA Financial (NASDAQ:PFCO) today reported net income for the fourth quarter of 2003 of $0.08 per share compared to $0.03 per shares for the 2002 period.   Total revenue for the fourth quarter of 2003 was $5.2 million compared to $4.0 million for the 2002 period.  Net income for fiscal 2003 was $0.22 per share compared to $0.09 per share in 2002.   Total revenue increased to $19.4 million in 2003 from $13.7 million in 2002.

Jeff Snider, Chairman and CEO, commented, “We are pleased with how the Company finished 2003.  Revenue was up significantly, largely due to strategic acquisitions made in mid-2002 and early 2003.  Commissions associated with crop insurance, which prior to 2002 was virtually non-existent in the Company’s revenue mix, accounted for the largest portion of the increase.  Also contributing to the increase was the Company’s historical mainstay, workers’ compensation, and a substantial increase in service fee revenue.  It was also useful to find a new banking partner in the third quarter.”

“We spent a lot of time and effort in the past two years recruiting.  We are entering the 2004 year with the best bench I can recall,” offered Snider.   “As the agency approaches $20 million in revenue, we are being asked to provide more and more complex products and services to meet the needs of California employers.  We have spent the last several quarters talking about our gains in crop insurance and service fees.  The California State Fund and the politics of high pricing have been worrisome. We now know there will be a lot less contingent income from the State Fund in future periods.  Our revenue diversity will serve us well as consequence,” Snider opined.

“We have a solid health practice in addition to fast growing property and liability sales.  These two areas plus crop insurance and workers’ compensation make for a revenue mix which we believe to be healthy.  To fulfill our potential going forward each profit center area needs solid leadership.  Several senior positions were filled in 2003 and in early 2004 as well.   The upcoming annual report will feature these recruiting gains.   The Company appears to be moving past a best efforts revenue model—and we are grateful for it,” Snider concluded.

As part of the Company’s leadership development agenda, it also announced today the promotion of Roberts F. Underwood, age 43, to the position of President of the Company’s agency operations, Pan American Underwriters, Inc.  Mr. Underwood joined the Company in July 2002 and brought with him extensive insurance experience in the agribusiness community in California and Arizona.   “Bob Underwood is a standout—and I have had the privilege of working alongside some talented professionals since I joined the Company in 1975,” commented Snider.  Snider added, “Bob is a tested producer and a very capable consensus builder; his best executive years are ahead of him.”

“I have defined my career as an agent-broker around the needs of agribusiness employers,” remarked Underwood. “My career has allowed me to work with some of the largest brokerages in the business and none of them have the scope and reach of Pan American Underwriters when it comes to meeting the needs of production agriculture or its many related enterprises,” he explained.  “With some careful planning we can knife through the challenges of a flattening pricing curve and the revenue pressure which will follow.  I really appreciate the clean hand off from Jeff Snider—the Company is positioned very well to grow into its potential,” commented Underwood.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626)844-7500